Exhibit 10.2
December 14, 2022

Hamilton E. James
Chairman of the Board
Costco Wholesale Corporation

RE: Executive Employment Agreement

Dear Tony:

As provided for under section 7(b) of the Executive Employment Agreement, effective January 1, 2017, between Costco Wholesale Corporation and me, this letter will confirm an extension of the term through and including December 31, 2023. Consistent with the prior decisions of the Compensation Committee: section 1(a) is amended to change the Annual Base Salary to $1,150,000; and section 1(h) is amended to change the Target Bonus to $600,000. The reference in the first "whereas" clause to my serving as President shall be deemed omitted. Please countersign below to indicate acceptance on behalf of the Company.

Very truly yours,

By: /s/ W. Craig Jelinek
W. Craig Jelinek
Chief Executive Officer

Costco Wholesale Corporation
By: /s/ Hamilton James
Hamilton E. James
Chairman of the Board

cc: John Stanton